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                                                                  EXHIBIT 10.122


                                                                [EXECUTION COPY]

                       AMENDED AND RESTATED LOAN AGREEMENT

         THIS AMENDED AND RESTATED LOAN AGREEMENT (this "Agreement") made and entered into as of this 3rd day of February, 2000 between ALTERRA HEALTHCARE CORPORATION, a Delaware corporation, (the "Company"), and RDVEPCO, L.L.C., a Michigan limited liability company ("Lender").

                                    Recitals:

         The parties entered into a Loan Agreement dated as of December 13, 1999 pursuant to which the Company borrowed from Lender on December 14, 1999 the sum of Fourteen Million Dollars ($14,000,000.00) (the "Original Loan Agreement"). The parties wish to amend and restate the Original Loan Agreement on the terms and conditions set forth herein.

         NOW, THEREFORE, the parties promise and agree as follows:


                                    ARTICLE I
                                   Definitions

         In addition to terms defined elsewhere in this Agreement, the following definitions shall apply for purposes of this Agreement:

                  "Additional Collateral Real Estate" means the parcels of improved real estate owned by the Company identified on Exhibit B to this Agreement.

                  "Bankruptcy Law" means Title 11, U.S. Code or any similar federal or state law for the relief of debtors.

                  "Business Day" means a day other than a Saturday, a Sunday or a day on which banking institutions in the City of Grand Rapids, Michigan are authorized by law, regulation or executive order to remain closed. If a payment date is not a Business Day, payment may be made on the next succeeding day that is a Business Day.

                  "Contract" means any contract, agreement, undertaking or commitment (written or oral, formal or informal, firm or contingent) to which the Company or any of its Subsidiaries is a party or by which the Company, any of its Subsidiaries, or any of their respective assets are bound, and which has current operative or executory effect.

                  "Default" means any event that is or with the passage of time or the giving of notice or both would be an Event of Default.






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                  "GAAP" means generally accepted accounting principles set
         forth from time to time in the opinions and pronouncements of the Accounting Principles Board and the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board (or agencies with similar functions of comparable stature and authority within the U.S. accounting profession), which are applicable to the circumstances as of the date of determination.

                  "Governmental Authority" means the United States, any state or municipality, the government of any foreign country, any subdivision of any of the foregoing, or any authority, department, commission, board, bureau, agency, court, or instrumentality of any of the foregoing.

                  "Hedging Obligations" means, with respect to any Person, the obligations of such Person under (i) currency exchange or interest rate swap agreements, currency exchange or interest rate cap agreements and currency exchange or interest rate collar agreements and (ii) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange or interest rates.

                  "Holder" means the Lender and any subsequent holder of the Amended Note.

                  "Holding" means AHC Purchaser Holding, Inc., a Delaware corporation.

                  "Indebtedness" means, with respect to any Person, any indebtedness of such Person, whether or not contingent, in respect of borrowed money or evidenced by bonds, notes, debentures or similar instruments or letters of credit (or reimbursement agreements in respect thereof) or banker's acceptances or representing obligations in respect of a lease that would at such time be required to be capitalized on a balance sheet in accordance with GAAP or the balance deferred and unpaid of the purchase price of any property (other than contingent or "earnout" payment obligations) or representing any Hedging Obligations, except any such balance that constitutes an accrued expense or trade payable, if and to the extent any of the foregoing indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet of such Person prepared in accordance with GAAP, as well as all indebtedness of others secured by a Lien on any asset of such Person (whether or not such indebtedness is assumed by such Person) and, to the extent not otherwise included, the guarantee, whether or not conditional, by such Person of any indebtedness of any other Person.

                  "Lien" means, with respect to any asset, any mortgage, lien, pledge, charge, security interest or encumbrance of any kind in respect of such asset, whether or not filed, recorded or otherwise perfected under applicable law (including any conditional sale or other title retention agreement, any lease in the nature thereof, any option or other agreement to sell or give a security interest in and any filing of or agreement to give any financing statement under the Uniform Commercial Code (or equivalent statutes) of any jurisdiction).






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                  "Obligations" means any principal, interest, penalties, fees, indemnifications, reimbursements, damages and other liabilities payable under the documentation governing any Indebtedness.

                  "Original Collateral Real Estate" means the parcels of unimproved real estate owned by the Company identified on Exhibit A to this Agreement.

                   "Permitted Liens" means (i) Liens for taxes and assessments or governmental charges or levies not at the time due, and (ii) easements that do not impair or restrict the Company's or Subsidiary's use and enjoyment of the property affected thereby.

                  "Person" means any individual, corporation, partnership, limited liability company, joint venture, association, joint-stock company, trust, unincorporated organization, government or any agency or political subdivision thereof or any other entity.

                  "Purchaser" means AHC Purchaser, Inc., a Delaware corporation.

                  "Subsidiary" means any corporation, partnership, limited partnership, limited liability company, association or other business entity of which securities or other ownership interests representing more than fifty percent (50%) of the ordinary voting power are, at the time as of which any determination is being made, owned or controlled by the Company or one or more Subsidiaries of the Company.

                  "SEC" means the Securities and Exchange Commission.

                  "1934 Act" means the Securities Exchange Act of 1934, as amended.

                  "1933 Act" means the Securities Act of 1933, as amended.


                                   ARTICLE II
           Amended Tranche A Loan; Amended Note; Amended Note Closing;
                    Amended Note Closing Date; Facility Fees

         2.1. Amended Tranche A Loan; Amended Note. On December 14, 1999 pursuant to the Original Loan Agreement, Lender disbursed to Company the sum of Fourteen Million Dollars ($14,000,000.00) in principal amount evidenced by a promissory note in the form of Exhibit B to the Original Loan Agreement (the "Original Note"). Under and subject to the terms and conditions of this Agreement, Company shall borrow from Lender an additional Twenty Million Dollars ($20,000,000.00) (the "Additional Advance"), or a total of Thirty Four Million Dollars ($34,000,000.00) (the "Amended Tranche A Loan"). At the time of disbursement of the Additional Advance, the Original Note shall be marked "Cancelled" by the Lender and returned to Company and Company shall execute and deliver to Lender a promissory note in the form of





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Exhibit C attached hereto, the terms and conditions of which are incorporated in and made a part of this Agreement (the "Amended Note"). Fifteen Million Dollars ($15,000,000.00) of the Additional Advance shall be disbursed directly to Company and Five Million Dollars ($5,000,000.00) thereof shall be paid to Hecht
& Lentz as escrow agent pursuant to the escrow agreement in the form attached hereto as Exhibit D (the "Escrow Agreement"). This is not a revolving credit agreement and any part of the principal of the Amended Note which has been repaid from time to time may not be reborrowed.

         2.2. Closing; Closing Date. The closing of the Additional Advance (the "Amended Note Closing") shall occur at 10:00 a.m. at the offices of Company on or before February 1, 2000 or such other time and place as the parties may agree in writing (the "Amended Note Closing Date") upon satisfaction of the terms and conditions to Lender's obligations to make the Additional Advance as set forth in Article IV, below.

         2.3. Fees. In addition to the fees previously paid pursuant to the Original Loan Agreement, on or before the Amended Note Closing, the Company agrees to pay to the Lender a facility fee of Eight Hundred Thousand Dollars ($800,000.00). On each monthly anniversary of the Amended Note Closing Date, starting with the third monthly anniversary, Company shall pay Lender an additional facility fee equal to Thirteen Thousand Three Hundred Thirty Three Dollars ($13,333.00), multiplied by a fraction, the numerator of which is the amount by which the outstanding principal amount of the Amended Note at such date exceeds Fourteen Million Dollars ($14,000,000.00) and the denominator of which is One Million Dollars ($1,000,000.00). None of such facility fees shall be prorated in the event of prepayment of the Amended Note. If not paid prior to the Amended Note Closing, Company agrees that Lender may deduct the facility fee due on or before the Amended Note Closing from the proceeds of the Additional Advance advanced directly to Company. If any facility fee is not paid when due, interest shall accrue thereon at the Default Interest Rate, as defined in
Section 3.1(a).


                                   ARTICLE III
                Terms of Amended Tranche A Loan and Amended Note

         3.1.     Interest Rate; Payment; Usury.

                  (a) Provided that no Event of Default has occurred and is continuing and subject to the other provisions of this Agreement: (i) during the period from and including December 14, 1999 to, but not including, the Amended Note Closing Date, the Amended Tranche A Loan shall bear interest at the rate of eight percent (8%) per annum, (ii) during the period from and including the Amended Note Closing Date to, but not including, the date on which all outstanding principal and accrued and unpaid interest and facility fees on the Amended Tranche A Loan have been paid in full, principal amount of the Amended Tranche A Loan outstanding from time to time shall bear interest at the rate of ten percent (10%) per annum. During any period that an Event of Default shall have occurred and be continuing, interest on principal amount of the Amended Tranche A Loan outstanding from time to time shall accrue at a rate equal to fifteen percent per






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         annum (15%) (the "Default Interest Rate"). Notwithstanding anything contained herein to the contrary, in no event shall the interest rate on the Amended Tranche A Loan, including the Default Interest Rate, exceed the highest rate permitted by applicable law. Interest on the Amended Tranche A Loan, including interest at the Default Interest Rate, shall be based on a 360 day year and interest shall accrue and be payable for the actual number of calendar days elapsed. Interest on the principal amount outstanding from time to time shall be payable monthly in arrears beginning on March 31, 2000 and on the last day of each month thereafter until the principal and all accrued interest and facility fees have been paid in full.

                  (b) It is the intention of the Company and Lender to conform strictly to applicable usury laws now or hereafter in force, and any interest payable under this Agreement or the Amended Note shall be subject to reduction to an amount not to exceed the maximum non-usurious amount for commercial loans allowed under such applicable usury laws as now or hereafter construed by the courts having jurisdiction over such matters. In the event such interest (whether designated as interest, service charges, points, or otherwise) does exceed the maximum legal rate, it shall be (i) canceled automatically to the extent that such interest exceeds the maximum legal rate; (ii) if already paid, at the option of the Holder, either be rebated to the Company or credited on the principal amount of the Amended Tranche A Loan; or (iii) if the Amended Tranche A Loan has been prepaid in full, then such excess shall be rebated to the Company. It is further agreed, without limitation of the foregoing, that all calculations of the rate of interest contracted for, charged, or received under this Agreement and the Amended Note that are made for the purpose of determining whether such rate exceeds the maximum legal rate, shall be made, to the extent permitted by applicable law, by amortizing, prorating, allocating, and spreading throughout the full stated term of the Amended Tranche A Loan (and any extensions of the term thereof that may be hereafter granted) all such interest at any time contracted for, charged, or received from the Company or otherwise by the Holder so that the rate of interest on account of the Amended Tranche A Loan, as so calculated is uniform throughout the term thereof. If the Company is exempt or hereafter becomes exempt from applicable usury statutes or for any other reason the rate of interest to be charged on the Amended Tranche A Loan is not limited by law, none of the provisions of this paragraph shall be construed so as to limit or reduce the interest or other consideration payable under this Agreement or the Amended Note or under the instrument securing payment thereof. The terms and provisions of this paragraph shall control and supersede every other provision of all agreements between the parties hereto.

         3.2. Maturity. Unless the same shall become due earlier as a result of acceleration of the maturity, the Amended Tranche A Loan shall mature on the first anniversary of the Amended Note Closing Date at which time the outstanding principal balance of the Amended Tranche A Loan and all accrued and unpaid interest and facility fees shall become due and payable.


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         3.3.     Prepayments; Partial Releases.

                  (a) The Company may from time to time prepay the Amended Tranche A Loan, in whole or in part, at any time. Any partial prepayment shall be applied first to interest which is accrued and unpaid, including interest on any delinquent facility fees, then to the payment of any facility fees that are due and payable and then to principal.

                  (b) Attached hereto as Schedule 3.3 is a schedule of each release price (the "Release Prices") applicable to each parcel of Additional Collateral Real Estate. Upon payment by the Company of the Release Price applicable to any particular parcel of Additional Collateral Real Estate and during such time as no Event of Default is then outstanding, Holder shall cause any and all mortgages, deeds of trust, assignments of leases and rents, UCCs and other security documents encumbering such Additional Collateral Real Estate to be released and marked satisfied of record. No such partial release shall limit or impair the right of Lender in any other collateral pledged hereunder.

         3.4. Manner of Payment. The Company shall make payments in respect of the Amended Tranche A Loan (including principal and interest) by wire transfer of immediately available funds to the account specified by the Holder.

         3.5. Events of Default. Each of the following constitutes an "Event of Default":

                  (i) default for five (5) days in the payment when due of interest or any facility fee on the Amended Tranche A Loan;

                  (ii) default in payment when due of the principal of the Amended Tranche A Loan;

                  (iii) failure of the Company to pay on or before the due date thereof any construction or other costs and expenses with respect to the Additional Collateral Real Estate required in order for such properties to receive governmental approval for occupancy as assisted living facilities, elder care facilities or Alzheimer care units;

                  (iv) failure by the Company for 15 days after notice from the Holder to comply with the provisions described under Article VI hereof; provided, however, if the curing of such failure may not reasonably be accomplished within such time frame, the Company shall have such additional time as is necessary to effect such cure (not to exceed 30 days);

                  (v) failure by the Company for 30 days after notice from the Holder to comply with any of its other covenants or agreements in this Agreement or the Amended Note; provided, however, if the curing of such failure may not reasonably be accomplished within such time frame, the Company shall have such additional time as is necessary to effect such cure (not to exceed 60 days);


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                  (vi) any of the representations or warranties of the Company set forth in the Original Loan Agreement or this Agreement or incorporated herein by reference or set forth in any statement or schedule delivered pursuant to the Original Loan Agreement or this Agreement was untrue or incorrect in any material respect as of the date of execution of the Original Loan Agreement or this Agreement, respectively or as of the Amended Note Closing Date as if made on such date;

                  (vii) default by the Company or any of its Subsidiaries under any mortgage, indenture or instrument under which there may be issued or by which there may be secured or evidenced any Indebtedness of the Company or any of its Subsidiaries, whether such Indebtedness now exists, or is created after the date hereof, which default results in the acceleration of such Indebtedness prior to its express maturity and the principal amount of such Indebtedness, together with the principal amount of any other such Indebtedness the maturity of which has been so accelerated, aggregates $5,000,000 or more;

                  (viii) failure by the Company or any of its Subsidiaries to pay final judgments aggregating in excess of $1,000,000, which judgments are not paid, discharged or stayed for a period of 45 days;

                  (ix) the Company or any of its Subsidiaries pursuant to or within the meaning of Bankruptcy Law:

                           (a) commences a voluntary case,

                           (b) consents to the entry of an order for relief
                  against it in an involuntary case,

                           (c) consents to the appointment of a custodian of it
                  or for all or substantially all of its property,

                           (d) makes a general assignment for the benefit of its
                  creditors, or

                           (e) generally is not paying its debts as they become
                  due; or

                  (x) a court of competent jurisdiction enters an order or decree in an involuntary case or proceeding under any Bankruptcy Law that:

                           (a) is for relief against the Company or any of its
                  Subsidiaries;

                           (b) appoints a custodian of the Company or any of its
                  Subsidiaries or for all or substantially all of the property of the Company or any of its Subsidiaries; or


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                           (c) orders the liquidation of the Company or any of
                  its Subsidiaries;

         and the order or decree remains unstayed and in effect for 60 consecutive days.

         3.6.     Acceleration.

                  (a) Declaration of Acceleration. If any Event of Default occurs and is continuing, the Holder may, upon notice to the Company, declare the Amended Tranche A Loan to be due and payable immediately; and upon any such declaration all principal and interest on the Amended Tranche A Loan shall become immediately due and payable; provided, however, in the case of an Event of Default arising from certain events of bankruptcy or insolvency described in clauses (ix) and (x) of
         Section 3.5 hereof, with respect to the Company or any Subsidiary, the Amended Tranche A Loan shall ipso facto become due and payable without further action or notice on the part of the Holder.

                  (b) Rescission. At any time after a declaration of acceleration with respect to the Amended Tranche A Loan, the Holder may, in its sole discretion, rescind and cancel such declaration and its consequences. No such rescission shall affect any subsequent Default or impair any right with respect thereto.

         3.7. Other Remedies. If an Event of Default occurs and is continuing, the Holder may pursue any available remedy to collect the payment of principal and interest (including interest at the Default Interest Rate) on the Amended Tranche A Loan or to enforce the performance of any provision of the Amended Note or this Agreement. A delay or omission by the Holder in exercising any right or remedy accruing upon an Event of Default shall not impair the right or remedy or constitute a waiver of or acquiescence in the Event of Default. All remedies are cumulative to the extent permitted by law.

         3.8. Waiver Of Past Defaults. The Holder may waive any existing Default or Event of Default and its consequences under this Agreement. Upon any such waiver, such Default shall cease to exist, and any Event of Default arising therefrom shall be deemed to have been cured for every purpose of this Agreement; but no such waiver shall extend to any subsequent or other Default or impair any right consequent thereon.

         3.9. Priorities. Any sums collected by the Holder hereunder and under the Amended Note shall be applied first to all costs and expenses of collection, including reasonable attorneys' fees, then to accrued and unpaid interest (including at the Default Interest Rate to the extent applicable) and then to principal.



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                                   ARTICLE IV
                       Conditions to Lender's Obligations

         4.1. Conditions. Lender's obligation to make the Additional Advance shall be subject to the prior satisfaction of the following conditions, except to the extent waived by Lender in writing:

                  (a) Company shall have paid to the Lender the facility fee due on or before the Amended Note Closing Date required pursuant to Section 2.3, above, and shall have reimbursed Lender for the fees and expenses for which Company is liable pursuant to the terms of Section 7.4, below, to the extent documented to Company as of the Closing.

                  (b) With respect to each parcel of the Original Collateral Real Estate, Company shall have executed and caused to be duly recorded an amendment to the existing mortgage or deed of trust in favor of Lender in form reasonably acceptable to Lender securing payment of all amounts owing under this Agreement and the Amended Note.

                  (c) With respect to the Additional Collateral Real Estate:

                           (i) Company shall have provided evidence reasonably
                  satisfactory to Lender that the purchase price paid by the Company and costs incurred by the Company to the date of this Agreement for the Additional Collateral Real Estate aggregated not less than Nineteen Million Seven Hundred Sixty Eight Thousand Eight Hundred Six Dollars ($19,768,806.00) and that not in excess of Three Million Six Hundred Eighty Four Thousand Dollars ($3,684,000.00) is required to be expended in order to receive governmental approval for occupancy thereof;

                           (ii) none of the such properties shall be subject to
                  any Lien unacceptable to Lender;

                           (iii) Company shall have provided to Lender surveys,
                  environmental reports and such other matters as reasonably required by Lender relating to such properties and Lender shall be satisfied therewith in its sole discretion;

                           (iv) Lender shall have received the commitment for
                  the issuance by Chicago Title Insurance Company of an ALTA lender's policy of title insurance (without standard exceptions and with such endorsement as directed by Lender) with respect to each of such properties (collectively, the "Additional Title Commitments");

                           (v) Company shall have executed and caused to be duly
                  recorded mortgages or deeds of trust and assignments of rent in favor of Lender in forms reasonably acceptable to Lender and its counsel encumbering each of such properties and shall have executed and filed Forms UCC 1 with respect to the




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                  personal property located at each of such properties in forms reasonably acceptable to Lender and its counsel and have shall provided evidence of each of the foregoing requirements to Lender; and

                           (vi) Each of the lessees of such properties shall
                  have executed an estoppel, subordination, non-disturbance and attornment agreement in form and substance satisfactory to Lender and its counsel.

                  (d) Holding shall have guaranteed the Amended Tranche A Loan in form and substance satisfactory to Lender and its counsel.

                  (e) Company shall have pledged to Lender as collateral security for the performance of its obligations pursuant to this Agreement and the Amended Note all of the issued and outstanding shares of Holding in form and substance satisfactory to Lender and its counsel.

                  (f) Lender shall have received an opinion of Rogers & Hardin, counsel to Company and Holding, in form and substance acceptable to the Lender and its counsel and opinions of local counsel reasonably satisfactory to Lender and its counsel with respect to the validity and enforceability of each form of mortgage, deed of trust and assignment of rents referred to in subsections (b) and (c) of this Section 4.1.

                  (g) Each of the representations and warranties of the Company set forth in this Agreement or incorporated herein by reference or set forth in any statement or schedule delivered pursuant to this Agreement are true and correct in all material respects as of the date of execution of this Agreement and as of the date of the Amended Note Closing Date as if made on such date.

                  (h) The Company shall not be in default with respect to any of its covenants and agreements set forth in Article VI of this Agreement or set forth elsewhere in this Agreement; and

                  (i) No Default or Event of Default shall have occurred and be continuing.

         4.2. Waiver; Termination. Lender may waive in writing any of the conditions to its obligations set forth in Section 4.1 in its sole discretion. If the conditions to Lender's obligations set forth in Section 4.1, shall not have been satisfied or waived by Lender on or before February 4, 2000, Lender may, in its sole discretion, terminate its obligation to make the Additional Advance without any liability on the part of the Lender to any other Person, in which event this Agreement shall be null and void and the provisions of the Original Loan Agreement and the Original Note shall remain in effect.

                                    ARTICLE V
                         Representations and Warranties

         5.1. Representations and Warranties of the Company. In order to induce the Lender to enter into this Agreement, the Company represents and warrants to the Lender, which representation and warranties shall survive the Closing and be independent of any investigation or lack of investigation of Company made by or on behalf of Lender, as follows:

                  (a) Organization and Standing; Issued and Outstanding Shares. Each of the Company and Holding is duly incorporated and validly existing under the laws of the State of Delaware, and has all requisite corporate power and authority to own or lease its properties and assets and to conduct its business as it has been and is proposed to be conducted. Each of the Company and Holding is qualified to do business and in good standing in each jurisdiction in which the failure to so qualify could have a material adverse effect upon its assets, properties, liabilities, financial condition, results of operations or business. Holding has no Subsidiaries other than Purchaser, all of the issued and outstanding shares of which are owned by Holding. The Certificate of Incorporation and amendments thereto of each of Holding and Purchaser are in the form previously provided to Lender and the issued and outstanding capital stock of Holding is as set forth in
         Schedule 5.1(a).

                  (b) Indebtedness and Contracts of Holding. Except for such Contracts or Indebtedness as are contemplated hereby or thereby as set forth on Schedule 5.1(b), Holding has no Indebtedness and is not a party to any Contracts (whether formal or informal, written or oral, firm or contingent), other than the pledge by Holding of the capital stock of Purchaser delivered in connection with the recent financing provided by GMAC.

                  (c) Capacity of the Company; Consents; Execution of Agreements. The Company has the requisite power, authority, and capacity to enter into this Agreement and the agreements contemplated hereby and to perform the transactions and obligations to be performed by the Company hereunder and thereunder. Except as described on
         Schedule 5.1(c) hereto, no consent, authorization, approval, license, permit or order of, or filing with, any Person or Governmental Authority is required in connection with the execution and delivery of this Agreement or the performance by the Company of the transactions and obligations to be performed by it hereunder, except as contemplated by this Agreement. The failure to obtain any of the consents described on Schedule 5.1(c) prior to the Amended Note Closing Date will not have a material adverse effect upon the Company's assets, properties, liabilities, financial condition, results of operations or business. The execution and delivery of this Agreement and the performance of the transactions and obligations contemplated hereby by the Company have been duly authorized by all requisite action of the Company and Holding, as applicable. This Agreement has been duly executed and delivered by a duly authorized officer of the Company and constitutes, or when executed and delivered will constitute, a valid and legally binding agreement of the Company, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

                  (d) Status of Amended Note. The Amended Note to be issued hereunder, when issued by the Company to the Lender pursuant to the terms of this Agreement, will be duly authorized and validly issued.

                  (e) Conflicts; Defaults. The execution and delivery of this Agreement and the execution by Holding of a guaranty of the Amended Tranche A Loan and the pledge by Company of the shares of Holding to secure the Company's obligations hereunder and under the Amended Note, and the performance by the Company and Holding of the transactions and obligations contemplated hereby and thereby to be performed by each will not (i) violate, conflict with, or constitute a default under any of the terms or provisions of its certificate of incorporation or bylaws, or any provisions of, or result in the acceleration of any obligation under, any Contract, note, debt instrument, security agreement, or other instrument to which the Company, Holding or any other Subsidiary is a party or by which the Company, Holding or any other Subsidiary or any of their respective assets is bound; (ii) result in the creation or imposition of any Liens or claims upon the assets of the Company, Holding or any other Subsidiary or their issued and outstanding capital stock (except as contemplated by this Agreement); (iii) constitute a violation of any law, statute, judgment, decree, order, rule, or regulation of a Governmental Authority applicable to the Company, Holding or any other Subsidiary; or (iv) constitute an event which, after notice or lapse of time or both, would result in any of the foregoing. Neither the Company, Holding or Purchaser is presently in violation of any provision of its certificate of incorporation or bylaws. Neither the Company nor any Subsidiary is presently in default in any material respect under any of the terms or provisions of any of its material Contracts, notes, debt instruments, security agreements, or other instruments, or any order, judgment, or decree relating to it or its business or by which it or any of its assets is bound.

                  (f) Periodic Reports. The Company has timely filed with the SEC all periodic reports heretofore required to be filed by it pursuant to the 1934 Act and all such periodic reports (including the financial statements or information forming a part thereof) are complete and comply, in all material respects, with the requirements of the SEC applicable to such periodic reports and financial statements.

                  (g) Compliance with Laws. The Company is not in violation of, nor do any of its operations violate in any respect, any statute, law, or regulation of any Governmental Authority applicable to the Company, any of its assets, or the conduct of its business ("Applicable Laws"), the violation of which reasonably could be anticipated to have a material adverse effect upon the Company's assets, properties, liabilities, financial condition, results of operations or business, and no material expenditures are or, based on present requirements, will be required of the Company in order for it to comply or remain in compliance with any Applicable Laws.

                  (h) Litigation. The Company is not a party to any material legal action, suit, claim, investigation or proceeding which is not adequately described in a periodic report heretofore filed by the Company with the SEC and, to the best of the Company's knowledge and belief after due inquiry, there exist no facts or circumstances which reasonably could be anticipated to result in any such action, suit, claim, investigation, or proceeding.

                  (i) Taxes. The Company has prepared and duly and timely filed with each appropriate Governmental Authority, all material federal, state, municipal, local and foreign tax returns, information returns and other reports required to be filed on or before the date of this Agreement and has paid all material taxes required to be paid by the Company prior to the date of this Agreement in respect of the periods covered by such returns and reports, except such taxes as are being contested in good faith.

                  (j) Environmental Compliance. The Company and its Subsidiaries are in compliance with all applicable federal, state and local laws and requirements (including permit requirements) relating to the protection of health or the environment in connection with the ownership, operation and condition of its properties and business, except where failure to comply would not have material adverse effect.

                  (k) Securities Laws. No consent, authorization, approval, permit, or order of or filing with any Governmental Authority is required in order for the Company to execute and deliver this Agreement or to offer, issue, sell, or deliver the Amended Note. Based in part on the representations of the Lender and under the circumstances contemplated hereby and under current laws and regulations, the offer, issuance, sale and delivery of the Amended Note to the Lender is exempt from the prospectus delivery and registration requirements of the 1933 Act.

                  (l) Hedging Obligations. Company and its Subsidiaries do not have any outstanding Hedging Obligations except to the extent entered into pursuant to and in compliance with any credit agreements to which they may be a party.

                  (m) Disclosure. The Company has fully responded to all written requests for information and has accurately answered, to the best of the Company's knowledge and belief after due inquiry, all written questions from the Lender concerning the assets, properties, liabilities, financial condition, results of operations, business and prospects of the Company, and has not knowingly withheld any facts relating thereto which it reasonably believed to be material with respect to the assets, properties, liabilities, financial condition, results of operations, business or prospects of the Company. No information in this Agreement, or in any Schedule or Exhibit attached to this Agreement or delivered to Lender in connection herewith, contains any untrue statement of a material fact or when considered together with all such information delivered to the Lender omits to state any material fact necessary in order to make the statements made in the light of the circumstances under which they were made, when taken as a whole, not misleading. The disclosures made in writing by the Company in connection with this Agreement do not contain any untrue statement of a material fact nor omit to state a material fact necessary to make the statements made therein not misleading. There is no fact or circumstance relating to the Company which materially and adversely affects or in the future may, in the reasonable business judgment of the Company, be expected materially and adversely to affect the same which has not been set forth in this Agreement or the Schedules hereto.

                 (n) Changes in Circumstances. Since September 30, 1999, the Company has not suffered any material adverse change in its assets, properties, liabilities, financial condition, results of operations, business or prospects except for (i) the previously announced charge to be incurred in the fourth quarter of 1999 (the amount of which charge has not yet been determined or disclosed) and anticipated fourth quarter loss (ii) the effect on future periods of the Company's announced reduction in future new development activities (iii) the effect on future periods of the Company's announced reduction in joint venture activities and resulting impact on the Company's projected income and (iv) the possible failure of the Company to comply with certain financial covenants in effect with respect to existing lenders/landlords as a result of the foregoing, resulting in the need for the Company to renegotiate such covenants.

                 (o) Contracts. Except for this Agreement, the Subscription and Organizational Agreement and the agreements contemplated hereby and thereby, the Company has filed all material contracts required to be filed by Item 601(b)(10) of Regulation S-K under the 1933 Act and the 1934 Act.

                  (p) Additional Collateral Real Estate. The purchase price paid by the Company and costs incurred by the Company to the date of this Agreement for the Additional Collateral Real Estate aggregated not less than Nineteen Million Seven Hundred Sixty Eight Thousand Eight Hundred Six Dollars (19,768,806.00) and not in excess of an additional Three Million Six Hundred Eighty Four Thousand Dollars ($3,684,000.00) is required to be expended in order to receive governmental approval for occupancy thereof;

         5.2 Representations and Warranties of the Lender. The Lender represents and warrants to the Company that:

                  (a) Investment Intent. The Amended Note is being acquired for its own account and not with the view to, or for resale in connection with, any distribution or public offering thereof within the meaning of the 1933 Act. The Lender understands that the Amended Note has not been registered under the 1933 Act by reason of its issuance in a transaction exempt from the registration and prospectus delivery requirements of the 1933 Act pursuant to Section 4(2) thereof. It further understands that the Amended Note will bear the following legend and agrees that it will hold the Amended Note subject thereto:

                  THIS NOTE HAS NOT BEEN REGISTERED PURSUANT TO THE SECURITIES ACT OF 1933 OR ANY STATE SECURITIES LAW. NEITHER THIS NOTE NOR ANY PORTION HEREOF OR INTEREST HEREIN MAY BE SOLD, ASSIGNED, TRANSFERRED, PLEDGED OR OTHERWISE DISPOSED OF UNLESS THE SAME IS REGISTERED UNDER SAID ACT AND ANY APPLICABLE STATE SECURITIES LAW, OR UNLESS AN EXEMPTION FROM SUCH REGISTRATION IS AVAILABLE AND THE COMPANY SHALL HAVE RECEIVED, AT THE EXPENSE OF THE HOLDER HEREOF, EVIDENCE OF SUCH EXEMPTION REASONABLY SATISFACTORY TO THE COMPANY (WHICH MAY INCLUDE, AMONG OTHER THINGS, AN OPINION OF COUNSEL SATISFACTORY TO THE COMPANY).

                  (b) Capacity of the Lender; Execution of Agreement. Lender has all requisite power, authority, and capacity to enter into this Agreement, and to perform the transactions and obligations to be performed by it hereunder. This Agreement has been duly authorized, executed and delivered by it and constitutes its valid and legally binding obligation, enforceable in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws, both state and federal, affecting the enforcement of creditors' rights or remedies in general from time to time in effect and the exercise by courts of equity powers or their application of principles of public policy.

                  (c) Accredited Investor. The Lender and each member of Lender is an "accredited investor" as defined in Rule 501 (a) of Regulation D promulgated under the 1933 Act.


                                   ARTICLE VI
                            Covenants and Agreements

         6.1. Affirmative Covenants. So long as any Indebtedness remains outstanding under this Agreement and the Amended Note, the Company covenants and agrees that it will and will cause each Subsidiary to:

                  (a) Certain Information and SEC Reports. Furnish to Lender in form and substance satisfactory to Lender:

                           (i) within five (5) days after the Company learns of
                  the commencement or overtly threatened commencement of any material claim or suit, legal or equitable, or of any administrative, arbitration, or other similar proceeding against the Company or any of its Subsidiaries, or any of their respective businesses, assets, or properties which claim or proceeding, if determined adversely to the Company or such Subsidiary, would be likely to have a material adverse effect on the Company and its Subsidiaries, taken as a whole, written notice of the nature and extent of such suit or proceeding;

                           (ii) within five (5) days after the Company learns of
                  any circumstance or event which reasonably can be expected to have a material adverse effect on the assets, properties, liabilities, financial condition, results of operations, business, or prospects of the Company, written notice of the nature and extent of such circumstance or event;

                           (iii) simultaneous with the transmission thereof to
                  Company's shareholders, copies of (or notice from an EDGAR watch service of) all financial statements, proxy statements, reports and any other general written communications which the Company sends to its shareholders and copies (or notice from an EDGAR watch service of) of all registration statements and all regular, special or periodic reports which it files with the SEC or with any securities exchange on which any of its securities are then listed, and copies of all press releases and other statements made available generally by the Company to the public concerning material developments in the Company's businesses; and

                           (vii) within ten (10) days after the Holder makes a
                  reasonable request therefor, such other data relating to the business, affairs and financial condition of the Company or any of its Subsidiaries.

                  (b) Taxes. Pay and discharge all taxes and other governmental charges before the same shall become overdue, unless and to the extent only that such payment is being contested in good faith.

                  (c) Insurance. Maintain insurance coverage on its physical assets and against other business risks in such amounts and of such types as are customarily carried by companies similar in size and nature, and in the event of acquisition of additional property, real or personal, or of incurrence of additional risks of any nature, increase such insurance coverage in such manner and to such extent as prudent business judgment and present practice would dictate.

                  (d) Examination of Books. Permit the Lender, through its authorized attorneys, accountants and representatives, to examine the Company's books, accounts, records, ledgers and assets of every kind and description at all reasonable times upon oral or written request of the Lender, at the Company's cost and expense (provided that so long as the Company shall not be in default, the Company shall be obligated to pay for no more than one (1) such examination per year).

                  (e) Notification of Events of Default, Acceleration or Material Adverse Effect. Promptly notify the Lender of any condition or event which constitutes, or with the passage of time and/or the giving of notice would constitute, an Event of Default under this Agreement or of any acceleration of the maturity of any Indebtedness aggregating $5 million or more of the Company, and promptly inform Lender of the existence or occurrence of any condition or event (other than conditions having an effect on the economy in general) which could reasonably be anticipated to have a material adverse effect upon the Company's financial condition.

                  (f) Maintenance of Licenses. Maintain in good standing all licenses required by any Governmental Authority that may be necessary or required for the Company and its Subsidiaries to carry on their respective businesses, where the failure to maintain such licenses would have a material adverse effect on the Company and its Subsidiaries taken as a whole.

                  (g) ERISA Compliance. Comply with all material requirements imposed by ERISA as presently in effect or hereafter promulgated, including but not limited to, the minimum funding requirements of any defined contribution employee benefit plan ("Pension Plan").

                  (h) Compliance with Law. Comply in all material respects with all applicable laws, rules, regulations and orders of any Governmental Authority, such compliance to include, without limitation, paying before the same become delinquent all taxes, assessments, and governmental charges imposed upon it or upon its property, including without limitation the Collateral Real Estate, except to the extent that compliance with any of the foregoing is then being contested in good faith by appropriate legal proceedings and with respect to which adequate financial reserves have been established on the books and records of the Company and except where the failure to comply would not have a material adverse effect on the Company and its Subsidiaries, taken as a whole.

                  (i) Right of Co-Investment. Prior to issuing any equity securities (otherwise than upon the exercise of currently outstanding stock options or upon the conversion of currently outstanding convertible debentures) for aggregate proceeds of in excess of $25 million at any time prior to December 31, 2000 (an "Alterra Equity Transaction"), the Company shall use reasonable efforts to afford Lender the opportunity to co-invest in the Alterra Equity Transaction by converting the outstanding Indebtedness under this Agreement and the Amended Note into an equity investment in the Company on the terms of the Alterra Equity Investment; provided, however, that (i) such co-investment right must be exercised by Lender at the time of execution of the definitive purchase agreement for the Alterra Equity Transaction, and (ii) as a minority participant in such Alterra Equity Transaction, Lender acknowledges that its control and voting rights may be substantially limited (in the manner required by the principal investor in such Alterra Equity Investment).

                  (j) Title Insurance. At the request of Lender, the Company shall purchase mortgagee title insurance for the Lender pursuant to the Additional Title Commitments furnished pursuant to this Agreement and to the Title Commitments furnished pursuant to the Original Loan Agreement.

         6.2. Negative Covenants. The Company covenants and agrees that so long as any Indebtedness remains outstanding under this Agreement and the Amended Note, without the prior written consent of Lender, Company will not:

                  (a) No Mergers, Etc. Enter into any merger or consolidation or sell, lease, transfer or dispose of all, substantially all, or any material part of its assets, except in the ordinary course of its business.

                  (b) Limitations on Indebtedness. Become or remain obligated, or suffer or permit any Subsidiary to become or remain obligated, for any Indebtedness, except:

                           (i) Indebtedness arising pursuant to this Agreement;
                  and

                           (ii) other Indebtedness, whether now outstanding or
                  hereafter incurred, provided that the sum of all of the Indebtedness of the Company and the Subsidiaries at any time outstanding on a consolidated basis (excluding, however, any Indebtedness arising as a result of acquisitions or business combinations effected after the date of this Agreement) does not exceed $1,850,000,000.00.

                  (c) Limitations on Mortgages. Create or permit to exist any Lien on the Original Collateral Real Estate or Additional Collateral Real Estate, other than Permitted Liens and mortgages in favor of Lender.


                                   ARTICLE VII
                                  Miscellaneous

         7.1. Waiver and Amendments. No failure or delay on the part of Lender in the exercise of any power or right, and no course of dealing between Company and Lender, shall operate as a waiver of such power or right, nor shall any single or partial exercise of any power or right preclude other or further exercise thereof or the exercise of any other power or right. Remedies provided for herein are cumulative and not exclusive of any remedies which may be available to the Lender at law or in equity. No notice to or demand on the Company required hereunder or under the Amended Note shall in any event entitle Company to any other or further notice or demand in similar or other circumstances or constitute a waiver of the right of Lender to any other or further action and any circumstances without notice or demand. No amendment, modification or waiver of, or consent with respect to, any provision of this Agreement or the Amended Note shall in any event be effective unless the same shall be in writing and signed and delivered by Lender. Any waiver of any provision of this Agreement or the Amended Note, and any consent to any departure by Company from the terms of any provision of this Agreement or the Amended Note, shall be effective only in the specific instance and for the specific purpose for which given.

         7.2. Notices. All notices and other communications required or permitted under this Agreement shall be in writing and, if mailed by prepaid registered or certified mail, return receipt requested, shall be deemed to have been received on the earlier of the date shown on the receipt or three (3) Business Days after the post-mark date thereof. Notices may be given by recognized overnight courier services and shall be deemed to have been received as of the regularly scheduled time for delivery established by such courier service. In addition, notices hereunder may be delivered by hand in which event the notice shall be deemed effective when delivered or by telecopy in which case it shall be deemed effective upon confirmation of transmission. All notices and other communications under this Agreement shall be given to the parties hereto at the following addresses:

         If to Company:

                  Alterra Healthcare Corporation
                  10000 Innovation Drive
                  Milwaukee, Wisconsin 53226
                  Attention: President
                  Fax: (414) 918-5055

         With a copy to:

                  Rogers & Hardin
                  2700 International Tower
                  229 Peachtree Street, N.E.
                  Atlanta, Georgia, 30303
                  Attn: Alan Leet, Esq.
                  Fax: (404) 525-2224

         If to Lender:

                  RDVEPCO, L.L.C.
                  c/o RDV Corporation
                  126 Ottawa Avenue, N.W.
                  500 Grand Bank Building
                  Grand Rapids, Michigan 49503
                  Attention: Robert H. Schierbeek, Treasurer
                  Fax: (616) 454-4654

         With a copy to:

                  EDP Management Company
                  190 River Avenue
                  Suite 300
                  Holland, Michigan 49423
                  Fax: (616) 494-8110
                  and

                  Hecht & Lentz
                  333 Bridge, N.W., Suite 330
                  Grand Rapids, MI 49504
                  Attention: David M. Hecht, Esq.
                  Fax: (616) 776-7203

Any party hereto may change the address to which notices shall be directed under this Section by giving written notice of such change to the other parties.

         7.3. Restriction on Transfer. The Lender acknowledges that the Amended Note has not been registered under the Securities Act of 1933, as amended, (the "1933 Act") or the securities laws of any state. Accordingly, the Amended Note may not be sold or otherwise disposed of or transferred, unless such sale, disposition or transfer is registered under the 1933 Act and applicable state securities laws or unless the Company has received an opinion of counsel reasonably acceptable to the Company that such sale, disposition or transfer is exempt from such registration. The Amended Note shall bear a restrictive legend to the foregoing effect.

         7.4. Expenses. Company shall reimburse Lender for all of its reasonable out-of-pocket expenses incurred in the negotiation, preparation, execution and delivery of this Agreement, the Amended Note and other documents contemplated hereby and all related due diligence, including, without limitation, the expenses of legal counsel and accountants. Company shall also reimburse Holder for all of its out-of-pocket expenses incurred in the administration, waiver, modification and enforcement of any of its rights under this Agreement and the Amended Note, including, without limitation, the reasonable expenses of legal counsel and accountants. In addition, Company shall be responsible for any documentary taxes incurred in connection with the transactions contemplated by this Agreement and the Amended Note.

         7.5. Severability. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction, shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

         7.6. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of Michigan without giving effect to any choice or conflict of law provision or rule (whether of the State of Michigan or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Michigan.

         7.7. Successors and Assigns. This Agreement shall be binding upon Company and Lender and their respective successors and assigns, and shall inure to the benefit of Company and Lender and their successors and assigns.

         7.8. Headings. Headings used in this Agreement are for convenience only and shall not be used in connection with the interpretation of any provision hereof.

         7.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which shall be deemed to be an original, but all such separate counterparts shall together constitute one and the same instrument.

                            * * * * * * * * * * * * *

         IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed by the undersigned thereunto duly authorized as of the date first written above.

                                             THE COMPANY:

                                             ALTERRA HEALTHCARE CORPORATION


                                             By:  /s/ Mark W. Ohlendorf
                                                -------------------------------
                                                  Name:  Mark W. Ohlendorf
                                                  Title:  Senior Vice President

                                             LENDER:



                                             RDVEPCO, L.L.C.

                                             By: RDV Altco, L.L.C.,
                                                   a member

                                             By:  RDV Corporation

                                             By:  /s/ Robert Schierbeek
                                                 -------------------------------
                                             Its: Treasurer
                                                 -------------------------------